Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Robert E. Warren
Steven D. Oldham
(713) 789-1400
Pride International Reports Preliminary Fourth Quarter and Full Year 2005 Results
     Houston, Texas, March 17, 2006 - Pride International, Inc. (NYSE: PDE) reported preliminary fourth quarter 2005 net earnings of $40.6 million and income from continuing operations of $40.2 million ($.24 per diluted share) on revenues of $551.0 million. Results included gains on sales of assets of $4.2 million, net of tax, and contract termination expenses related to the acquisition of joint venture assets totaling $4.1 million, net of tax. Compared to the fourth quarter 2004, net earnings increased 72% from $23.6 million, while income from continuing operations rose 81% from $22.2 million ($.15 per diluted share), and revenues increased 23% from $448.1 million. Results in the fourth quarter of 2004 included gains on sales of assets and other items totaling $8.3 million, net of tax.
     In the third quarter 2005, net earnings and income from continuing operations totaled $68.9 million ($.41 per diluted share) on revenues of $538.8 million. In the third quarter 2005, gains on sales of assets and other items totaled $21.3 million, net of tax.
     For the year ended December 31, 2005, Pride reported a significant increase in results compared to the previous year. Income from continuing operations of $128.3 million ($.80 per diluted share) increased four-fold on revenues of $2,033.3 million. For the year ended December 31, 2004, Pride reported income from continuing operations of $27.6 million ($.20 per diluted share) on revenues of $1,712.2 million.
Operations
     Worldwide demand for the Company’s drilling rigs continued to improve during the fourth quarter 2005. Operating income was positively affected by strong dayrate increases in the U.S. Gulf of Mexico segment as well as pricing improvements in the Latin America Land segment. During the fourth quarter, business conditions remained strong in the Company’s international offshore segments, while transit, startup and shipyard time for certain semisubmersible and jackup rigs reduced operating income in these segments.
     Consolidated operating income for the fourth quarter 2005 totaled $86.1 million, an increase of $10.7 million, or 14%, compared with the fourth quarter of 2004, and a decrease of $33.7 million, or 28%, from the third quarter 2005. Operating income included gains on asset sales and other items totaling $0.5 million in the fourth quarter 2005, $25.3 million in the fourth quarter 2004, and $21.1 million in the third quarter 2005. Excluding these items, operating results for the fourth quarter increased 71% over the prior year and decreased 13% sequentially.

     In the U.S. Gulf of Mexico segment, operating income for the fourth quarter of 2005 improved $17.0 million or 135% from the same period a year ago, and $6.8 million, or 30%, over the third quarter of 2005. The improvements resulted from increased dayrates due to the continued rig shortage caused by migration of rigs to other regions and hurricane damage to the industry’s fleet. Average daily jackup revenues during the fourth quarter of 2005 increased to $65,300, up from $53,100 during the third quarter of 2005 and $35,000 in the fourth quarter of 2004.
     Operating income in the fourth quarter for the Company’s Latin America Land segment was $21.9 million. Excluding gains on asset sales of approximately $2 million in the third and fourth quarters of 2005 and impairment charges of $16.8 million in the prior year period, results increased approximately $11.8 million, or 148% over the prior year, and by $5.5 million, or 38% sequentially. Average daily rig revenue in the fourth quarter increased 31% over the year-ago period and 11% over the third quarter, due to the continued implementation of general price list increases.
     Operating income for the Eastern Hemisphere segment in the fourth quarter 2005 totaled $33.2 million compared to $62.5 million in the fourth quarter 2004 and $59.0 million in the third quarter 2005. Excluding gains on asset sales and contract termination expenses related to the joint venture acquisition, operating income increased $10.5 million over the previous year and decreased $2.6 million sequentially. The decrease was primarily related to mobilization and related startup delays for the semisubmersible Pride North America, which did not work during the quarter, partially offset by the return to service of the semisubmersible Pride South Seas, following transit, inspection and repair downtime in previous quarters.
     For the Western Hemisphere segment, operating income of $19.8 million in the fourth quarter 2005 was level with the year-ago period and decreased $12.7 million from the third quarter 2005. The decrease was primarily driven by lower segment fleet utilization, due to the mobilization and shipyard work for life enhancement upgrades of the Pride Tennessee and Pride Oklahoma. In addition, costs to mobilize the Pride Alaska from Mexico to the U.S. Gulf were expensed during the quarter. The rig is currently working in the U.S. Gulf at a dayrate in the mid $120,000’s, or over three times the rate of the prior contract.
     Full year results for the Company’s E&P Services segment increased 49% to $23.0 million in 2005. Operating income in the fourth quarter of $3.8 million declined from $5.4 million in the fourth quarter 2004 and $6.3 million in the third quarter 2005. Results for the fourth quarter 2005 were negatively affected by a 19-day general energy industry labor union strike in southern Argentina that delayed cementing, stimulation and completion operations on several wells.
Joint Venture Acquisition and Rig Disposition
     During the fourth quarter, Pride acquired an additional 40% interest in the joint venture companies that manage the Company’s Angolan operations from its partner, the national oil company of Angola. Pride now owns 91% of the joint venture companies, whose principal assets include the two ultra-deepwater drillships Pride Africa and Pride Angola, the jackup rig Pride Cabinda and management agreements for the deepwater platform rigs Kizomba A and Kizomba B. The Company invested $170.9 million for the acquisition and paid an additional $4.5 million for the termination of related agreements, which was expensed during the quarter.
     In the first quarter 2006, the Company agreed to sell the accommodation unit Pride Rotterdam for total proceeds of $53.3 million and expects to close the transaction in the near future.

Debt Reduction
     As of December 31, 2005, total debt outstanding was approximately $1.25 billion. Without giving effect to borrowings of approximately $175 million in late December to fund the purchase of the Angolan joint venture interest and related contract termination expenses, total debt reduction approximated $662 million from year-end 2004 and $962 million from year-end 2003, when the Company began its debt reduction initiative. Giving effect to those borrowings, debt increased during the fourth quarter of 2005 by approximately $63 million, for a net reduction of debt totaling $487 million during 2005.
Commentary
     Louis A. Raspino, President and Chief Executive Officer, commented, “2005 was a milestone year for Pride. We significantly improved our capital structure, strengthened our management team, continued upgrading our infrastructure and controls and developed a clear strategy for our future. We also posted record revenue in a year during which we saw the highest dayrates ever recorded in the Gulf of Mexico and strong utilization of our fleet worldwide. Mobilization or life enhancement upgrades of four of our assets during the fourth quarter temporarily reduced our financial results but will not have a lasting impact on our operations beyond the first half of 2006. Our rig contract backlog continues to improve with sizable dayrate increases.”
     Raspino continued, “In regard to the new strategic direction we set for Pride last year, we have already accomplished the first step toward disciplined growth in deepwater markets with our Angola joint venture buyout in December, and we are aggressively searching for further value-adding opportunities to grow. Also, we continue to move forward with our actions to rationalize our asset base, as demonstrated by the pending sale of the non-core accommodation unit, the Pride Rotterdam.”
Timing of Filing Form 10-K
     During the course of the Company’s internal audit and investigation relating to certain of its Latin American operations, the Company’s management and internal audit department received allegations relating to improper payments to foreign government officials going back a number of years. As a result of the recent discovery of evidence in the matter, the Audit Committee of the Board of Directors assumed direct responsibility over the investigation and retained Willkie Farr & Gallagher LLP and Porter & Hedges LLP to investigate the allegations, as well as corresponding accounting entries and internal control issues, and to advise the Audit Committee. The Company has apprised the U.S. Securities and Exchange Commission and the Department of Justice of the allegations.
     At this time, the Company does not know whether the allegations will be substantiated, and if so, who may be implicated or what impact the allegations or the investigation may have on the Company, the Company’s business or the Company’s financial statements. In light of the status of the Audit Committee’s ongoing investigation, the Company has concluded that it cannot file its Form 10-K for the year ended December 31, 2005 until additional information is obtained, including information necessary for the Company to complete its assessment of its system of internal controls and the accuracy of its books and records. Although the Audit Committee’s investigation is being pursued aggressively, the Company cannot currently determine whether it will be in a position to file its Form 10-K prior to March 31, 2006, the expiration of the 15-day extension period contemplated by the Company’s Form 12b-25 to be filed with the SEC.

     If the Company fails to file the report within such 15-day period, a default would occur under the Company’s revolving credit facility and certain other indebtedness. There is at least a 30-day cure period for any such defaults. During the default period, the Company would be unable to make additional borrowings or to have additional letters of credit issued under the revolving credit facility unless it obtains a waiver from the lenders. The Company currently has $120 million of borrowings and approximately $18 million of letters of credit outstanding under the facility and is working with its lenders to extend the compliance period.
Financial Results Subject to Adjustment
     The financial information presented in this press release does not include the potential effects of any adjustment related to the ongoing investigation. Because that investigation and the preparation, completion, and independent audit of Pride’s financial statements in connection with its annual report on Form 10-K are ongoing, the financial information presented in this press release is preliminary, unaudited and subject to adjustment, which adjustment could be material.
Conference Call
     The Company will host a conference call at 9:00 a.m. central time on Friday, March 17, 2006 to discuss results for the quarter, recent events and management’s operational outlook. Individuals who wish to participate in the conference call may do so by dialing (888) 455-0664 in the United States or (773) 799-3718 outside of the United States. The conference leader will be Louis A. Raspino, President and Chief Executive Officer of Pride, and the password is “Pride.” In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet at Pride’s website at http://www.prideinternational.com. A replay of the conference call, as well as the Company’s historical financial statements, will be available on the Company’s corporate web site.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 280 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 29 jackup rigs, and 18 tender-assisted, barge and platform rigs, as well as 219 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

PRIDE INTERNATIONAL, INC.
PRELIMINARY CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

REVENUES	$550,959	$448,058	$2,033,295	$1,712,200
OPERATING COSTS, excluding depreciation and amortization	378,571	310,850	1,388,288	1,146,760
DEPRECIATION AND AMORTIZATION	63,546	66,301	257,252	265,307
GENERAL AND ADMINISTRATIVE, excluding depreciation and amortization	27,634	21,952	97,755	74,851
IMPAIRMENT CHARGES	—	24,898	1,036	24,898
GAIN ON SALE OF ASSETS, net	(4,900)	(51,306)	(36,131)	(48,593)

EARNINGS FROM OPERATIONS	86,108	75,363	325,095	248,977
OTHER INCOME (EXPENSE)
Interest expense	(19,833)	(22,723)	(88,144)	(103,292)
Refinancing charges	—	(5,538)	—	(36,336)
Interest income	866	1,693	2,155	3,881
Other income (expense), net	4,776	2,092	9,517	526

Total other expense, net	(14,191)	(24,476)	(76,472)	(135,221)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	71,917	50,887	248,623	113,756
INCOME TAX PROVISION	28,367	22,853	100,706	61,732
MINORITY INTEREST	3,311	5,790	19,662	24,453

INCOME FROM CONTINUING OPERATIONS	40,239	22,244	128,255	27,571
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	340	1,379	340	(17,732)

NET EARNINGS (LOSS)	$40,579	$23,623	$128,595	$9,839

EARNINGS (LOSS) PER SHARE
Basic
Income from continuing operations	$0.25	$0.16	$0.84	$0.20
Income (loss) from discontinued operations	—	0.01	—	(0.13)

Net earnings	$0.25	$0.17	$0.84	$0.07

Diluted
Income from continuing operations	$0.24	$0.15	$0.80	$0.20
Income (loss) from discontinued operations	—	0.01	—	(0.13)

Net earnings	$0.24	$0.16	$0.80	$0.07

SHARES USED IN PER SHARE CALCULATIONS
Basic	160,010	136,170	152,497	135,821
Diluted	175,187	167,679	172,596	137,301

PRIDE INTERNATIONAL, INC.
PRELIMINARY RESULTS BY OPERATING SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended		Three Months Ended	Twelve Months Ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004
Revenues:
Eastern Hemisphere	$159,974	$129,660	$151,959	$596,887	$556,317
Western Hemisphere	131,995	117,594	136,423	482,398	461,534
U.S. Gulf of Mexico	82,572	42,840	74,077	266,011	134,038
Latin America Land	134,386	106,475	127,075	495,190	389,829
E & P Services	42,117	50,712	49,257	192,437	158,772
Corporate and Other	(85)	777	32	372	11,710

Total	$550,959	$448,058	$538,823	$2,033,295	$1,712,200

Earnings (loss) from operations:
Eastern Hemisphere	$33,171	$62,500	$59,044	$164,105	$178,681
Western Hemisphere	19,787	20,627	32,516	77,495	104,430
U.S. Gulf of Mexico	29,559	12,541	22,732	74,423	5,938
Latin America Land	21,892	(8,864)	16,343	64,993	3,202
E & P Services	3,823	5,395	6,306	23,026	15,428
Corporate and Other	(22,124)	(16,836)	(17,145)	(78,947)	(58,702)

Total	$86,108	$75,363	$119,796	$325,095	$248,977

PRIDE INTERNATIONAL, INC.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$45,146	$37,100
Restricted cash	1,800	9,917
Trade receivables, net	435,476	329,309
Parts and supplies, net	70,151	66,692
Other current assets	135,736	116,533

Total current assets	688,309	559,551
PROPERTY AND EQUIPMENT, net	3,181,701	3,281,848
OTHER ASSETS
Investments in and advances to affiliates	67,953	46,908
Goodwill	68,450	68,450
Other assets	80,079	85,236

Total other assets	216,482	200,594

	$4,086,492	$4,041,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$159,793	$162,602
Accrued expenses	254,888	218,007
Debt due within one year	59,765	48,481

Total current liabilities	474,446	429,090

OTHER LONG-TERM LIABILITIES	69,022	35,796
LONG-TERM DEBT	1,187,579	1,686,251
DEFERRED INCOME TAXES	71,740	60,984
MINORITY INTEREST	24,244	113,552
STOCKHOLDERS’ EQUITY	2,259,461	1,716,320

	$4,086,492	$4,041,993

PRIDE INTERNATIONAL, INC.
RECONCILIATION OF PRELIMINARY OPERATING INCOME TO
PRELIMINARY OPERATING INCOME (EXCLUDING (GAIN) LOSS ON SALE OF ASSETS
AND OTHER ITEMS)
For the three-month periods ended December 31, 2005 and September 30, 2005 and twelve-month periods ended December 31, 2005 and 2004
(In millions)
(Unaudited)

	Eastern Hemisphere				Western Hemisphere
				12 Mo				12 Mo
				Ended				Ended
	4th Qtr	3rd Qtr	4th Qtr	Dec. 31	4th Qtr	3rd Qtr	4th Qtr	Dec. 31
	2004	2005	2005	2005	2004	2005	2005	2005
Earnings (loss) from operations	$62.5	$59.0	$33.2	$164.1	$20.6	$32.5	$19.8	$77.5
Executive severance	—	—	—	—	—	—	—	—
Termination of joint venture management and agent agreements	—	—	4.4	4.4	—	—	—	—
Impairment charges	4.6	—	—	—	—	—	—	—
(Gain) loss on sale of assets	(41.1)	(19.9)	(1.1)	(29.4)	—	—	—	0.1

Earnings from operations (excluding gain on sale of assets and other items)	$26.0	$39.1	$36.5	$139.1	$20.6	$32.5	$19.8	$77.6

	U.S. Gulf of Mexico				Latin America Land
				12 Mo				12 Mo
				Ended				Ended
	4th Qtr	3rd Qtr	4th Qtr	Dec. 31	4th Qtr	3rd Qtr	4th Qtr	Dec. 31
	2004	2005	2005	2005	2004	2005	2005	2005
Earnings (loss) from operations	$12.5	$22.7	$29.6	$74.4	$(8.9)	$16.3	$21.9	$65.0
Executive severance	—	—	—	—	—	—	—	—
Termination of joint venture management and agent agreements	—	—	—	—	—	—	—	—
Impairment charges	3.5	1.0	—	1.0	16.8	—	—	—
Gain on sale of assets	(10.0)	—	—	—	0.1	(2.0)	(2.1)	(4.6)

Earnings from operations (excluding gain on sale of assets and other items)	$6.0	$23.7	$29.6	$75.4	$8.0	$14.3	$19.8	$60.4

	E & P Services				Corporate and Other
				12 Mo				12 Mo
				Ended				Ended
	4th Qtr	3rd Qtr	4th Qtr	Dec. 31	4th Qtr	3rd Qtr	4th Qtr	Dec. 31
	2004	2005	2005	2005	2004	2005	2005	2005
Earnings (loss) from operations	$5.4	$6.3	$3.8	$23.0	$(16.7)	$(17.0)	$(22.1)	$(78.9)
Executive severance	—	—	—	—	1.1	—	—	10.8
Termination of joint venture management and agent agreements	—	—	—	—	—	—	—	—
Impairment charges	—	—	—	—	—	—	—	—
Gain on sale of assets	—	(0.2)	—	(0.3)	(0.3)	—	(1.7)	(1.9)

Earnings from operations (excluding gain on sale of assets and other items)	$5.4	$6.1	$3.8	$22.7	$(15.9)	$(17.0)	$(23.8)	$(70.0)

	Total
				12 Mo
				Ended
	4th Qtr	3rd Qtr	4th Qtr	Dec. 31
	2004	2005	2005	2005
Earnings (loss) from operations	$75.4	$119.8	$86.1	$325.1
Executive severance	1.1	—	—	10.8
Termination of joint venture management and agent agreements	—	—	4.4	4.4
Impairment charges	24.9	1.0	—	1.0
Gain on sale of assets	(51.3)	(22.1)	(4.9)	(36.1)

Earnings from operations (excluding gain on sale of assets and other items)	$50.1	$98.7	$85.6	$305.2

     Earnings from operations excluding (gain) loss on sale of assets and other items is a “non-GAAP financial measure.” Management provides it as a supplemental disclosure because management believes that it provides investors useful information in evaluating the performance of the underlying operations. This measure is not a substitute for the measures of earnings from operations and net earnings as calculated under generally accepted accounting principles.